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                                                                      EXHIBIT 21

Airspan's Subsidiaries

Airspan Communications (Ireland) Ltd.
Airspan Communications Holdings (Ireland)
Airspan Communications Ltd.
Airspan Networks PTY Ltd (Australia) Subsidiary of Airspan Communications Ltd.